U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4
                   STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

      Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
-------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

                               VA Partners, LLC
-------------------------------------------------------------------------------
(Last)                             (First)                             (Middle)

                        One Maritime Plaza, Suite 1400
-------------------------------------------------------------------------------
(Street)

San Francisco                        CA                                   94111
-------------------------------------------------------------------------------
(City)                            (State)                                 (Zip)

                         LeCroy Corporation (LCRY)
-------------------------------------------------------------------------------
2. Issuer Name and Ticker or Trading Symbol

-------------------------------------------------------------------------------
3. IRS Identification Number of Reporting Person, if an Entity (Voluntary)

                                 October, 2001
-------------------------------------------------------------------------------
4. Statement for Month/Year

-------------------------------------------------------------------------------
5. If Amendment, Date of Original (Month/Year)

-------------------------------------------------------------------------------
6. Relationship of Reporting Person to Issuer
   (Check all applicable)
   [X] Director                              [X] 10% Owner
   [_] Officer (give title below)            [_] Other (specify below)
-------------------------------------------------------------------------------
7. Individual or Joint/Group Filing (Check applicable line)

[_] Form filed by one Reporting Person
[X] Form filed by more than one Reporting Person
-------------------------------------------------------------------------------
===============================================================================

Table I -- Non-Derivative Securities Acquired, Disposed of,
or Beneficially Owned
=====================================================================


                                                                                                          6.
                                                        4.                           5.                   Owner-
                                                        Securities Acquired (A) or   Amount of            ship
                                           3.           Disposed of (D)              Securities           Form:     7.
                                           Transaction  (Instr. 3, 4 and 5)          Beneficially         Direct    Nature of
                              2.           Code         ---------------------------- Owned at End         (D) or    Indirect
1.                            Transaction  (Instr. 8)                   (A)          of Month             Indirect  Beneficial
Title of Security             Date         ------------    Amount       or    Price  (Instr. 3            (I)       Ownership
(Instr. 3)                    (mm/dd/yy)     Code      V                (D)          and 4)               (Instr.4) (Instr. 4)
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                 10/09/01         P             1,500            15.50    1,465,072(1)(2)        I        (1)(2)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                 10/10/01         P            13,500            15.50    1,465,072(1)(2)        I        (1)(2)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                 10/10/01         P             1,100            15.50    1,465,072(1)(2)        I        (1)(2)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                 10/10/01         P               400            15.50    1,465,072(1)(2)        I        (1)(2)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                 10/22/01         P            18,000            14.97    1,465,072(1)(2)        I        (1)(2)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                 10/22/01         P             1,450            14.97    1,465,072(1)(2)        I        (1)(2)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock                 10/22/01         P               550            14.97    1,465,072(1)(2)        I        (1)(2)
--------------------------------------------------------------------------------------------------------------------------------
================================================================================================================================


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the Form is filed by more than one Reporting Person, see Instruction
 4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

                                            (Over)
                                       SEC 1474 (3-00)

Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned
           (e.g., puts, calls, warrants, options, convertible securities)
==============================================================================

                                                                                                                   10.
                                                                                                          9.       Owner-
                                                                                                          Number   ship
                                                                                                          of       Form
                    2.                                                                                    Deriv-   of
                    Conver-                    5.                             7.                          ative    Deriv-   11.
                    sion                       Number of                      Title and Amount            Secur-   ative    Nature
                    or                         Derivative   6.                of Underlying      8.       ities    Secur-   of
                    Exer-             4.       Securities   Date              Securities         Price    Bene-    ity:     In-
                    cise     3.       Trans-   Acquired (A) Exercisable and   (Instr. 3 and 4)   of       ficially Direct   direct
                    Price    Trans-   action   or Disposed  Expiration Date   ----------------   Deriv-   Owned    (D) or   Bene-
1.                  of       action   Code     of(D)        (Month/Day/Year)             Amount  ative    at End   In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,   ----------------             or      Secur-   of       direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)     Date     Expira-             Number  ity      Month    (I)      ship
Security            Secur-   Day/     ------   ------------ Exer-    tion                of      (Instr.  (Instr.  (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)   cisable  Date     Title      Shares  5)       4)       4)       4)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------

Explanation of Responses:

(1)As General Partner and Investment Manager of ValueAct Capital Partners, L.P., ValueAct Capital Partners II, L.P., and ValueAct Capital International, Ltd.

(2)Peter H. Kamin is a director of LeCroy Corporation and Managing Member of VA Partners, LLC, the General Partner. Jeffrey W. Ubben and George F. Hamel are Managing Members of VA Partners, LLC, the General Partner. These securities are also beneficially owned by Jeffrey W. Ubben, George F. Hamel, Jr., and Peter H. Kamin as Managing Members, Principal Owners and Controlling Persons of VA Partners, LLC.

/s/  George F. Hamel, Jr.                                11/09/01
---------------------------------------------       ------------------
**Signature of Reporting Person                           Date
George F. Hamel, Jr.

Managing Member of VA Partners, LLC

/s/ Jeffrey W. Ubben                                    11/09/01
---------------------------------------------       ------------------
**Signature of Reporting Person                          Date
Jeffrey W. Ubben

/s/  George F. Hamel, Jr.                                11/09/01
---------------------------------------------       ------------------
**Signature of Reporting Person                          Date
George F. Hamel, Jr.

/s/ Peter H. Kamin						    11/09/01
---------------------------------------------        -----------------
**Signature of Reporting Person                          Date
Peter F. Kamin

** Intentional misstatements or omissions of facts constitute Federal
   Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.

Joint Filer Information

Name: ValueAct Capital Partners, L.P.
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, L.L.C.
Issuer and Ticker Symbol:  LeCroy Corporation
Statement for Month/Year: October 2001

ValueAct Capital Partners, L.P., by
VA Partners, L.L.C., its General Partner

By:  /s/ George F. Hamel, Jr.
     ---------------------------------------------
     George F. Hamel, Jr.
     Managing Member

Name: George F. Hamel, Jr.
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, L.L.C.
Issuer and Ticker Symbol:  LeCroy Corporation
Statement for Month/Year: October 2001

Signature:  /s/ George F. Hamel, Jr.
            ---------------------------------------------
            George F. Hamel, Jr.

Name: Jeffrey W. Ubben
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, L.L.C.
Issuer and Ticker Symbol:  LeCroy Corporation
Statement for Month/Year: October 2001

Signature:  /s/ Jeffrey W. Ubben
            ---------------------------------------------
            Jeffrey W. Ubben

Name: Peter H. Kamin
Address: One Maritime Plaza, Suite 1400, San Francisco, CA 94111
Designated Filer: VA Partners, L.L.C.
Issuer and Ticker Symbol:  LeCroy Corporation
Statement for Month/Year: October 2001

Signature:  /s/ Peter H. Kamin
            ---------------------------------------------
            Peter H. Kamin

PAGE 3